                                                  Rule 424(b)(3)
                                                  File No. 333-38545

Pricing Supplement No. 4                          Dated: March 10, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)



U.S.$2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series H

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount:  $80,000,000                        Issue Price:  100%

Original Issue Date:  March 13, 1998       Stated Maturity Date:  April 13, 2000

Form:  [X] Book-Entry  [_] Certificated

Depositary:  Depository Trust Company

Specified Currency:  U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency:  [_] Yes  [_] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:  [_] Commercial Paper Rate  [X] LIBOR  [_] Treasury Rate
            [_] Federal Funds Rate  [_] Prime Rate  [_] Other

Interest Reset Period:  Quarterly

Interest Payment Period:  Quarterly

Interest Reset Dates:  (If other than as specified in the Prospectus Supplement:
The 13th day of April, July, October and January, beginning April 13, 1998, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): April 13, 1998 there after the 13th of April, July, October and January, beginning April 13, 1998, up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.

                                                      Rule 424(b)(3)
                                                      File No. 333-38545

Pricing Supplement: No 4
(To Prospectus dated October 30, 1997                 Dated: March 10, 1998
Prospectus Supplement dated November 17, 1997)

Initial Interest Rate: 5.9775%

Index Maturity: 1 Month until 4/13/98, then 3 Month

Day Count Convention: Act/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread(+/-):+.29%                                     Spread Multiplier: N/A

Optional Redemption: [ ] Yes  [X] No
     Initial redemption Date:
     The redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes  [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes  [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .099%

Other Provisions:       a)    AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                              NO. 4 UNDER MTN-SERIES H PROGRAM: $620,000,000
                        b)    CUSIP #42333HJL7

Agent:  Chase Securities Inc.           and             Lehman Brothers, Inc.
        270 Park Avenue                                 Three World Financial Center
        New York, New York 10017                        12th Floor
                                                        New York, New York 10285